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                  [HAYNES AND BOONE LETTERHEAD APPEARS HERE]

                                                                     EXHIBIT 8.1

April 8, 1996



Coda Energy, Inc.
Diamond Energy Operating Company
Taurus Energy Corp.
Electra Resources, Inc.
5735 Pineland Drive
Suite 300
Dallas, Texas 75231

Re: Offer by Coda Energy, Inc., Diamond Energy Operating Company, Taurus Energy Corp. and Electra Resources, Inc. to exchange 10 1/2% Series B Senior Subordinated Notes due 2006 and the Guarantees thereof for any and all of 10 1/2% Series A Senior Subordinated Note Due 2006 and the Guarantees thereof


Ladies and Gentlemen:

We have acted as special counsel to Coda Energy, Inc. (the "COMPANY") and its subsidiaires, Diamond Energy Operating Company, Taurus Energy Corp. and Electra Resources, Inc. (the "GUARANTORS"), in connection with the offer (the "EXCHANGE OFFER") to exchange the 10 1/2% Series B Senior Subordinated Notes Due 2006 and the Guarantees thereof (the "EXCHANGE NOTES") for any and all outstanding
10 1/2% Series A Senior Subordinated Notes Due 2006 and the Guarantees thereof (the "PRIVATE NOTES").

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 8, 1996 (the "REGISTRATION STATEMENT"), and such other documents as we deemed necessary.

On the basis of the foregoing, it is our opinion that the exchange of the Private Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes and therefore, is not a taxable transaction for such purposes.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements,
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Coda Energy, Inc.
Diamond Energy Operating Company
Taurus Energy Corp.
Electra Resources, Inc.
April 8, 1996
Page 2

existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Considerations" in the Registration Statement.

Very truly yours,

/s/ HAYNES AND BOONE

Haynes and Boone, LLP